Exhibit 3.2

ARTICLES OF AMENDMENT
TO THE
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF

WHOLE FOODS MARKET, INC.
A Texas Corporation

Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Amended and Restated Articles of Incorporation.

ARTICLE ONE

The name of the corporation is Whole Foods Market, Inc. (the “Company”).

ARTICLE TWO

The Statement of Designations of Series A 8.00% Redeemable Convertible Exchangeable Participating Preferred Stock, par value $0.01 per share, of the Company filed by the Secretary of State of the State of Texas on December 2, 2008 is amended in its entirety to read as follows:

STATEMENT OF DESIGNATIONS OF

SERIES A 8.00% REDEEMABLE CONVERTIBLE

EXCHANGEABLE PREFERRED STOCK,

PAR VALUE $0.01 PER SHARE,

OF

WHOLE FOODS MARKET, INC.

Section 1.                                          Designation.  The designation of the series of Preferred Stock is “Series A 8.00% Redeemable Convertible Exchangeable Preferred Stock” (the “Series A Preferred Stock”). Each share of the Series A Preferred Stock shall be identical in all respects to every other share of the Series A Preferred Stock.  The Series A Preferred Stock shall be subordinate, and rank junior in right of payment, to all indebtedness of the Company and may only receive payments pursuant to this Statement of Designations as provided herein.

Section 2.                                          Number of Shares.  The authorized number of shares of Series A Preferred Stock is 425,000.  Shares of Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Company, or converted into another series of Preferred Stock, shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Series A Preferred Stock may be reissued only as shares of any series other than Series A Preferred Stock).

Section 3.                                          Definitions.  As used herein with respect to the Series A Preferred Stock:

(a)                                  “Affiliate” of any Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person.  For purposes of this definition, “control” when used with respect to any Person has the meaning specified in Rule 12b-2 under the Exchange Act; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(b)                                 “Articles of Incorporation” means the Company’s Amended and Restated Articles of Incorporation, as amended from time to time.

(c)                                  “Beneficially Own” shall mean “beneficially own” as defined in Rule 13d-3 of the Exchange Act or any successor provision thereto.

(d)                                 “Board of Directors” shall mean the board of directors of the Company.

(e)                                  “By-laws” shall mean the amended by-laws of the Company in effect on the date hereof, as they may be amended from time to time.

(f)                                    “Business Day” shall mean a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in Austin, Texas generally are authorized or obligated by law, regulation or executive order to close.

(g)                                 “Capital Stock” shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by the Company.

(h)                                 “Change of Control” shall mean the occurrence of any of the following:

(1)                                  any Person shall Beneficially Own, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, shares of the Company’s Capital Stock entitling such Person to exercise 50% or more of the total voting power of all classes of Voting Stock of the Company, other than an acquisition by the Company, any of the Company’s Subsidiaries or any of the Company’s employee benefit plans (for purposes of this clause (1), “Person” shall include any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act);

(2)                                  the Company (i) merges or consolidates with or into any other Person, another Person merges with or into the Company, or the Company conveys, sells, transfers or leases all or substantially all of the Company’s assets to another Person or (ii) engages in any recapitalization, reclassification or other transaction in which all or substantially all of the Common Stock is exchanged for or converted into cash, securities or other property, in each case other than a merger or consolidation:

(a)                                  that does not result in a reclassification, conversion, exchange or cancellation of the Company’s outstanding Common Stock; or

(b)                                 which is effected solely to change the Company’s jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of the Common Stock solely into shares of common stock of the surviving entity; or

(c)                                  where the Voting Stock outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance); or

(3)                                  at any time the Continuing Directors do not constitute a majority of the Company’s Board of Directors (or, if applicable, a successor Person to the Company),

provided, that a Change of Control shall not result from transfers by Green Equity Investors V, L.P., Green Equity Investors Side V, L.P. or Thyme Coinvest, LLC to any Person.

(i)                                     “Close of Business” shall mean 5:00 p.m., Austin, Texas time, on any Business Day.

(j)                                     “Closing Price” shall mean, with respect to a share of Capital Stock of a Person, the price per share of the final trade of the Capital Stock on the applicable Trading Day on the principal national securities exchange on which the Capital Stock is listed or admitted to trading; provided, however, that, if the Capital Stock is not so listed or traded, the Closing Price shall be equal to the fair market value of such share, as determined in good faith by the Board of Directors.

(k)                                  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(l)                                     “Common Stock” shall mean the common stock, no par value, of the Company.

(m)                               “Company” shall have the meaning ascribed to it in the recitals.

(n)                                 “Continuing Directors” means (1) individuals who on the Original Issue Date constituted the Board of Directors and (2) any new directors whose election to the Board of Directors or whose nomination for election by the shareholders of the Company was approved by at least a majority of the directors then still in office (or a duly constituted committee thereof), either who were directors on the Original Issue Date or whose election or nomination for election was previously so approved.

(o)                                 “Conversion Cap” shall have the meaning ascribed to it in Section 7(a).

(p)                                 “Conversion Rate” shall mean 68.9655, subject to adjustment as set forth in Section 8.

(q)                                 “Current Market Price” shall mean the average Closing Price for the ten (10) consecutive Business Days immediately preceding, but not including, the date as of which the Current Market Price is to be determined.

(r)                                    “Deemed Distribution” shall have the meaning ascribed to it in Section 10(c)(iii)(A).

(s)                                  “Distributed Property” shall have the meaning ascribed to it in Section 8(c).

(t)                                    “Dividend Payment Date” shall mean January 1, April 1, July 1 and October 1 of each year, commencing on January 1, 2009; provided that if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be (and any dividend payable on Series A Preferred Stock on such Dividend Payment Date shall instead be payable on) the immediately succeeding Business Day.

(u)                                 “Dividend Period” shall mean the period commencing on and include a Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the Original Issue Date of the Series A Preferred Stock) and shall end on and include the calendar day next preceding the next Dividend Payment Date.

(v)                                 “Dividend Rate” shall mean 8.00% per annum, subject to adjustment as set forth in Section 4(c).

(w)                               “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(x)                                   “Exchange Notes” shall have the meaning ascribed to it in Section 9(a).

(y)                                 “Exchange Property” shall have the meaning ascribed to it in Section 11(a).

(z)                                   “Excluded Issuance” shall mean any issuances of (1) Capital Stock pursuant to an employee or director stock option or incentive compensation or similar plan outstanding as of the date hereof or, subsequent to the date hereof, approved by the Board of Directors or a duly authorized committee of the Board of Directors, (2) securities pursuant to any merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction or any other direct or indirect acquisition by the Company, whereby the Company’s securities comprise, in whole or in part, the consideration paid by the Company in such transaction, (3) securities pursuant to a registration statement declared effective by the Securities and Exchange Commission, or a prospectus approved by the appropriate functional regulator under the applicable securities laws of any foreign jurisdiction, for which the securities so registered are to be offered and sold to the broad investing public by means of an at-the-market underwritten offering, (4) Capital Stock pursuant to options, warrants, notes or other rights to acquire securities of the Company outstanding on the date hereof or issued pursuant to an Excluded Issuance under clauses (1) through (3) above, and (5) Common Stock issued upon conversion of the Series A Preferred Stock.

(aa)                            “Expiration Date” shall have the meaning ascribed to it in Section 8(d).

(bb)                          “Fundamental Change” shall mean (1) a Change of Control, (2) the Company, within the meaning of Title 11 of the U.S. Code or any similar federal or state law for the relief of debtors, (a) commences a voluntary case, (b) consents to the entry of an order for relief against it in an involuntary case, (c) consents to the appointment of a custodian of it for all or substantially all of its property or (d) makes a general assignment for the benefit of its creditors or (3) the Common Stock ceases to be listed on any of the Nasdaq Global Select Market, the Nasdaq Global Market or the New York Stock Exchange without the simultaneous listing on another of such exchanges.

(cc)                            “Junior Stock” shall mean the Common Stock and any other class or series of stock of the Company that ranks junior to the Series A Preferred Stock (1) as to the payment of dividends or (2) as to the distribution of assets on any liquidation, dissolution or winding up of the Company, or both.

(dd)                          “Liquidating Distribution” shall have the meaning ascribed to it in Section 8(c).

(ee)                            “Liquidation Preference” shall initially mean $1,000 per share of Series A Preferred Stock; provided, however, that to the extent that the Company does not declare and pay a dividend in cash on a Dividend Payment Date pursuant to Section 4(b), an amount equal to 12.00% of the Liquidation Preference of each share of Series A Preferred Stock as of the applicable Dividend Payment Date shall be added to the Liquidation Preference of such share.

(ff)                                “Original Issue Date” shall mean December 2, 2008.

(gg)                          “Parity Stock” shall mean any class or series of stock of the Company (other than the Series A Preferred Stock) that ranks equally with the Series A Preferred Stock both (1) in the priority of payment of dividends and (2) in the distribution of assets upon any liquidation, dissolution or winding up of the Company (in each case, without regard to whether dividends accrue cumulatively or non-cumulatively).

(hh)                          “Permitted Holders” shall mean, collectively, Green Equity Investors V, L.P., Green Equity Investors Side V, L.P., Thyme Coinvest, LLC and their respective Affiliates (including commonly controlled or commonly managed investment funds).

(ii)                                  “Person” shall mean any individual, company, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

(jj)                                  “Preferred Director” has the meaning ascribed to it in Section 10(b).

(kk)                            “Preferred Stock” shall mean any and all series of preferred stock of the Company, including the Series A Preferred Stock.

(ll)                                  “Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of shareholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract, this Statement of Designations or otherwise).

(mm)                      “Reorganization Event” shall have the meaning ascribed to it in Section 11(a).

(nn)                          “Series A Preferred Stock” shall have the meaning ascribed to it in Section 1.

(oo)                          “Spin-Off” shall have the meaning ascribed to it in Section 8(c).

(pp)                          “Statement of Designations” shall mean the Statement of Designations relating to the Series A Preferred Stock, as it is amended hereby and as it may be amended from time to time.

(qq)                          “Subsidiary” shall mean any company or corporate entity for which the Company owns at least 50% of the Voting Stock of such entity.

(rr)                                “TBCA” shall mean the Texas Business Corporation Act or any successor thereto.

(ss)                            “TBOC” shall mean the Texas Business Organizations Code or any successor thereto.

(tt)                                “Trading Day” shall mean any Business Day on which the Common Stock is traded, or able to be traded, on the principal national securities exchange on which the Common Stock is listed or admitted to trading.

(uu)                          “Trigger Event” shall have the meaning ascribed to it in Section 8(c).

(vv)                          “Voting Stock” shall mean Capital Stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances (determined without regard to any classification of directors) to elect one or more members of the Board of Directors of the Company (without regard to whether or not, at the relevant time, Capital Stock of any other class or classes (other than Common Stock) shall have or might have voting power by reason of the happening of any contingency).

Section 4.                                          Dividends.

(a)                                  Rate.  Subject to adjustment as set forth herein, holders of the Series A Preferred Stock shall be entitled to receive, on each share of Series A Preferred Stock, out of funds legally available for the payment of dividends, cash dividends with respect to each Dividend Period (1) in an amount equal to the Dividend Rate on the Liquidation Preference per share of Series A Preferred Stock and (2), in the event a cash dividend or other distribution in cash has been declared on the Common Stock during the initial Dividend Period, an additional amount equal to (A) the Liquidation Preference divided by the Conversion Rate, each in effect on the record date for such dividend, times (B) the cash amount per share distributed or to be distributed in respect of the Common Stock.  Dividends payable at the Dividend Rate shall begin to accrue and be cumulative from the Original Issue Date, whether or not the Company has funds legally available for such dividends or such dividends are declared, shall compound on each Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable in arrears on the first Dividend Payment Date after such Dividend Period.  Dividends that are payable on the Series A Preferred Stock on any Dividend Payment Date shall be payable to holders of record of the Series A Preferred Stock as they appear on the stock register of the Company on the record date for such dividend, which shall be the date 15 days prior to the applicable Dividend Payment Date.

Dividends payable at the Dividend Rate on the Series A Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months.  The amount of dividends payable at the Dividend Rate on the Series A Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

(b)                                  Payment of Dividends.  Cash dividends shall be paid on each Dividend Payment Date as provided in this Section 4 unless the Board of Directors has determined that the payment of such dividend is not permitted by Article 2.38 of the TBCA, Section 21.303 of the TBOC, or judicial interpretations applicable thereto.  The determination of whether the payment of dividends on a Dividend Payment Date is so permitted shall be made by the Board of Directors on a date designated by the Board of Directors that is not more than 120 days and not less than 30 days prior to the applicable Dividend Payment Date and shall be based on any of the statements, valuations, or information, or any combination thereof, authorized by Article 2.38-3.A. of the TBCA, Section 21.314 of the TBOC or judicial interpretations applicable thereto.  The Company and the Board of Directors shall take all actions permitted under applicable law necessary to permit the Company to pay cash dividends on each Dividend Payment Date in accordance with this Section 4 and Article 2.38 of the TBCA or Section 21.303 of TBOC, as applicable.

(c)                                  Adjustment to Dividend Rate.  If, at any time after December 2, 2011, the Closing Price of the Common Stock equals or exceeds $17.75 per share (subject to appropriate adjustment in the event of a stock split, stock dividend, combination or other similar recapitalization) for each Trading Day during any 20 consecutive Trading Day period, the Dividend Rate shall become 6.00% commencing on the day immediately following the last Trading Day of such 20 consecutive Trading Day period and for all subsequent Dividend Periods.  In addition, if, at any time after December 2, 2011, the Closing Price of the Common Stock equals or exceeds $23.13 per share (subject to appropriate adjustment in the event of a stock split, stock dividend, combination or other similar recapitalization) for each Trading Day during any 20 consecutive Trading Day period, the Dividend Rate shall become 4.00% commencing on the day immediately following the last Trading Day of such 20 consecutive Trading Day period and for all subsequent Dividend Periods.

Within 30 days of any change to the Dividend Rate, the Company shall send notice by first class mail, postage prepaid, addressed to the holders of record of the Series A Preferred Stock stating the new Dividend Rate.  Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A Preferred Stock shall not affect the validity of the revised Dividend Rate.

(d)                                  Priority of Dividends.  Subject to Section 8 and Section 10, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or an authorized committee thereof may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment.

Section 5.                                          Liquidation Rights.

(a)                                  Voluntary or Involuntary Liquidation.  In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, holders of the Series A Preferred Stock shall be entitled to receive for each share of Series A Preferred Stock, out of the assets of the Company or proceeds thereof (whether capital or surplus) available for distribution to shareholders of the Company, and after satisfaction of all liabilities and obligations to creditors of the Company, before any distribution of such assets or proceeds is made to or set aside for the holders of Junior Stock, an amount equal to the greater of (1) the sum of (A) the Liquidation Preference per share of the Series A Preferred Stock plus (b) an amount per share equal to accrued but unpaid dividends not previously added to the Liquidation Preference from and including the immediately preceding Dividend Payment Date to but excluding the date fixed for such liquidation, dissolution or winding up of the Company and (2) the per share amount of all cash and other property to be distributed in respect of the Common Stock such holder would have been entitled to had it converted such Series A Preferred Stock (without regard to the Conversion Cap) immediately prior to the date fixed for such liquidation, dissolution or winding up of the Company.  To the extent such amount is paid in full to all holders of Series A Preferred Stock, the holders of other Capital Stock of the Company shall be entitled to receive all remaining assets of the Company (or proceeds thereof) according to their respective rights and preferences.

(b)                                  Partial Payment.  If in connection with any distribution described in Section 5(a) above the assets of the Company or proceeds thereof are not sufficient to pay the Liquidation Preferences in full to all holders of Series A Preferred Stock and all holders of Parity Stock, the amounts paid to the holders of Series A Preferred Stock and to the holders of all such other Parity Stock shall be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the holders of Series A Preferred Stock and the holders of all such other Parity Stock.

(c)                                  Merger, Consolidation and Sale of Assets Not Liquidation.  For purposes of this Section 5, the merger or consolidation of the Company with any other corporation or other entity, including a merger or consolidation in which the holders of Series A Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Company, shall not constitute a liquidation, dissolution or winding up of the Company.

Section 6.                                          Redemption.

(a)                                  Optional Redemption.  The Series A Preferred Stock may be redeemed, in whole or in part, at any time after December 2, 2013, at the option of the Company, upon giving notice of redemption pursuant to Section 6(c), at a redemption price per share equal to the applicable percentage set forth below multiplied by the sum of (a) the Liquidation Preference per share of the Series A Preferred Stock plus (b) an amount per share equal to accrued but unpaid dividends not previously added to the Liquidation Preference on such share of Series A Preferred Stock from and including the immediately preceding Dividend Payment Date to but excluding the date of redemption.  The following redemption prices are for shares of Series A Preferred Stock redeemed during the 12-month period commencing on December 2 of the years set forth below:

Year	Applicable Percentage
2013	104.00%
2014	102.67%
2015	101.33%
2016 and thereafter	100.00%

The Series A Preferred Stock may be redeemed by the Company, in whole or in part, at a redemption price per share equal to the sum of (a) the Liquidation Preference per share plus (b) an amount per share equal to accrued but unpaid dividends not previously added to the Liquidation Preference on such share of Series A Preferred Stock from and including the immediately preceding Dividend Payment Date to but excluding the date of redemption, upon a minimum of 30 days’ prior written notice of redemption delivered pursuant to Section 6(c), if, and only if, (1) the Closing Price of the Common Stock equals or exceeds $28.50 per share (subject to appropriate adjustment in the event of a stock split, stock dividend, combination or other similar recapitalization) for each Trading Day during any 20 consecutive Trading Day period ending three Business Days before sending the notice of redemption and (2) at the time of such notice and throughout the notice period, the Company has made available an effective resale registration statement and related prospectus that will permit the holder of any Common Stock issued upon conversion of the Series A Preferred Stock to be immediately resold thereunder.  Notwithstanding the foregoing, the Company shall not be permitted to redeem shares of Series A Preferred Stock held by any holder thereof pursuant to this paragraph if and to the extent that such holder would, after giving effect to the conversion of such shares of Series A Preferred Stock, Beneficially Own in excess of 19.99% of the Company’s Voting Stock.  Shares of Preferred Stock not redeemable as a result of the foregoing shall remain outstanding and shall become redeemable pursuant to this paragraph to the extent the foregoing limitation no longer applies.

(b)                                  Redemption at the Option of the Holder.  Upon the occurrence of a Fundamental Change, each holder of the Series A Preferred Stock shall have the right to require the Company to repurchase all or any part of such holder’s Series A Preferred Stock at a purchase price per share equal to 101% of the sum of (a) the Liquidation Preference per share of the Series A Preferred Stock plus (b) an amount equal to accrued but unpaid dividends not previously added to the Liquidation Preference per share on such share of Series A Preferred Stock from and including the immediately preceding Dividend Payment Date to but excluding the date of redemption.

Within 30 days of the occurrence of a Fundamental Change, the Company shall send notice by first class mail, postage prepaid, addressed to the holders of record of the shares of Series A Preferred Stock at their respective last addresses appearing on the books of the

Company stating (1) that a Fundamental Change has occurred, (2) that all shares of Series A Preferred Stock tendered prior to a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed shall be accepted for redemption and (3) the procedures that holders of the Series A Preferred Stock must follow in order to redeem their shares of Series A Preferred Stock, including the place or places where certificates for such shares are to be surrendered for payment of the redemption price.  Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock.

On and after December 2, 2020, each holder of the Series A Preferred Stock shall have the right, by providing written notice to the Company, to require the Company to repurchase all or any part of such holder’s Series A Preferred Stock at a purchase price equal to 100% of the sum of (a) the Liquidation Preference per share of the Series A Preferred Stock plus (b) an amount per share equal to accrued but unpaid dividends not previously added to the Liquidation Preference on such share of Series A Preferred Stock from and including the immediately preceding Dividend Payment Date to but excluding the date of redemption.

(c)                                  Notice of Redemption at the Option of the Company.  Notice of every redemption of shares of Series A Preferred Stock pursuant to Section 6(a) shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Company.  Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption.  Any notice mailed as provided in this Section 6(c) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock.  Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of the Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d)                                  Partial Redemption.  In case of any redemption of part of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata.  Subject to the provisions hereof, the Company shall have full power and authority to prescribe the terms and conditions upon which shares of Series A Preferred Stock shall be redeemed from time to time.  If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e)                                  Effectiveness of Redemption.  If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Company, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest.  Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Company, after which time the holders of the shares so called for redemption shall look only to the Company for payment of the redemption price of such shares.

Section 7.                                          Conversion.

(a)                                  Mechanics.  Each share of Series A Preferred Stock may be converted on any date, from time to time, at the option of the holder thereof, into the number of shares of Common Stock equal to the quotient of (i) the sum of (A) the Liquidation Preference plus (B) an amount per share equal to accrued but unpaid dividends not previously added to the Liquidation Preference on such share of Series A Preferred Stock from and including the immediately preceding Dividend Payment Date to but excluding the conversion date and (ii) 1,000, multiplied by the Conversion Rate in effect at such time; provided, however, that a holder shall not be permitted to convert shares of Series A Preferred Stock into shares of Common Stock pursuant to this Section 7 if and to the extent that any such holder would Beneficially Own in excess of 19.99% of the Company’s Voting Stock as a result thereof (measured at the time of such conversion and calculated after giving effect to the proposed conversion) (such limitation, the “Conversion Cap”).  Shares of Preferred Stock not convertible as a result of the foregoing shall remain outstanding and shall become convertible by such holder or another holder to the extent the Conversion Cap no longer applies.

The right of conversion attaching to any shares of Series A Preferred Stock may be exercised by the holders thereof by delivering the shares to be converted to the office of the Company, accompanied by a duly signed and completed notice of conversion in form reasonably satisfactory to the Company. The conversion date shall be the date on which the shares of Series A Preferred Stock and the duly signed and completed notice of conversion are received by the Company. The Person entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock as of such conversion date, and such Person or Persons shall cease to be a record holder of the Series A Preferred Stock on that date. As promptly as practicable on or after the conversion date (and in any event no later than three Trading Days thereafter), the Company shall issue the number of whole shares of Common Stock issuable upon conversion, with any fractional shares (after aggregating all Series A Preferred Stock being converted on such date) rounded down to whole shares. Such delivery shall be made, at the option of the applicable holder, in certificated form or by book-entry.  Any such certificate or certificates shall be delivered by the Company to the appropriate holder on a book-entry basis or by mailing certificates evidencing the shares to the holders at their respective addresses as set forth in the conversion notice.

(b)                                  Common Stock Reserved for Issuance.  The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding. Any shares of Common Stock issued upon conversion of Series A Preferred Stock shall be (i) duly authorized, validly issued and fully paid and nonassessable, (ii) shall rank pari passu with the other shares of Common Stock outstanding from time to time and (iii) shall be approved for listing on the principal national securities exchange on which the Common Stock is listed or admitted to trading.

(c)                                  Taxes.  The Company shall pay any and all taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of Series A Preferred Stock. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Series A Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

Section 8.                                          Dilution Adjustments.  The Conversion Rate shall be adjusted from time to time (successively and for each event described) by the Company as follows:

(a)                                  If the Company shall, at any time or from time to time while any of the Series A Preferred Stock is outstanding, issue shares of Common Stock as a dividend or distribution on shares of Common Stock, or if the Company effects a share split or share combination in respect of the Common Stock, then the Conversion Rate shall be adjusted based on the following formula:

where

CR0	=

the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such dividend or distribution, or the Close of Business on the effective date of such share split or combination, as applicable;

CR’	=

the new Conversion Rate in effect immediately after the Close of Business on the Record Date for such dividend or distribution, or the Close of Business on the effective date of such share split or share combination, as applicable;

OS0	=

the number of shares of Common Stock outstanding immediately prior to the Close of Business on the Record Date for such dividend or distribution, or the Close of Business on the effective date of such share split or share combination, as applicable; and

OS’	=

the number of shares of Common Stock outstanding immediately after such dividend or distribution, or the Close of Business on the effective date of such share split or share combination, as applicable.

The Company shall not pay any dividend or make any distribution on shares of Common Stock held in treasury by the Company.

(b)                                  Except as otherwise provided for by Section 8(c), if the Company shall, at any time or from time to time while any of the Series A Preferred Stock is outstanding, distribute to all or substantially all holders of its outstanding shares of Common Stock any options, rights or warrants entitling them for a period of not more than 45 calendar days from the Record Date of such distribution to subscribe for or purchase shares of Common Stock at a price per share less than the Closing Price of the Common Stock on the Trading Day immediately preceding the Record Date of such distribution, the Conversion Rate shall be adjusted based on the following formula:

where

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such distribution;

CR’	=	the new Conversion Rate in effect immediately after the Close of Business on the Record Date for such distribution;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Close of Business on the Record Date for such distribution;

X	=	the total number of shares of Common Stock issuable pursuant to such options, rights or warrants; and

Y	=

the number of shares of Common Stock equal to the aggregate price payable to exercise such options, rights or warrants divided by the average Closing Price of the Common Stock over the 10 consecutive Trading Day period ending on the Record Date.

To the extent that shares of Common Stock are not delivered pursuant to any such options, rights or warrants that are non-transferable upon the expiration or termination of such options, rights or warrants, the Conversion Rate shall be readjusted to the Conversion Rate which would then be in effect had the adjustments made upon the distribution of such options, rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered.

In determining the aggregate price payable to exercise such options, rights or warrants, there shall be taken into account any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors.

(c)                                  If the Company, at any time or from time to time while any of the Series A Preferred Stock is outstanding, shall, by dividend or otherwise, distribute to all or substantially all holders of its Common Stock shares of any class of Capital Stock of the Company (other than Common Stock as covered by Section 8(a)), cash, evidences of its indebtedness, assets, property or rights or warrants to acquire Capital Stock or other securities, but excluding (i) dividends or distributions as to which an adjustment under Section 8(a) or Section 8(b) hereof shall apply, (ii) to the extent that the Series A Preferred Stock participates on an as-converted basis with the Common Stock in a cash dividend or distribution, dividends or distributions paid exclusively in cash and (iii) Spin-Offs to which the provision set forth below in this Section 8(c) shall apply (any of such shares of Capital Stock, cash, indebtedness, assets, property or rights or warrants to acquire Common Stock or other securities, hereinafter in this Section 8(c) called the “Distributed Property”), then, in each such case the Conversion Rate shall be adjusted based on the following formula:

Where

CR0	=	the Conversion Rate in effect immediately prior to the Close of

Business on the Record Date for such distribution;

CR’	=	the new Conversion Rate in effect immediately after the Close of Business on the Record Date for such distribution;

SP0	=	the average Closing Price of the Common Stock over the 10 consecutive Trading Day period ending on the Record Date for such distribution; and

FMV	=

(i) for cash dividends or distributions, the amount of cash distributed and (ii) for other Distributed Property, the fair market value (as determined in good faith by the Board of Directors) of the portion of Distributed Property, in each case with respect to each outstanding share of Common Stock on the Record Date for such distribution.

Notwithstanding the foregoing, if the then fair market value (as so determined) of the portion of the Distributed Property so distributed applicable to one share of Common Stock is equal to or greater than SP0 as set forth above (a “Liquidating Distribution”), then in lieu of the foregoing adjustment, the Company shall distribute to each holder of Series A Preferred Stock on the date such Distributed Property is distributed to holders of Common Stock, but without requiring such holder to convert its shares of Series A Preferred Stock, the amount of Distributed Property such holder would have received had such holder owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date fixed for determination for shareholders entitled to receive such Liquidating Distribution.  If the Board of Directors determines the fair market value of any distribution for purposes of this Section 8(c) by reference to the actual or when issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the Current Market Price of the Common Stock for purposes of calculating SP0 in the formula in this Section 8(c).

With respect to an adjustment pursuant to this Section 8(c) where there has been a payment of a dividend or other distribution on the Common Stock consisting of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Company (a “Spin-Off”), the Conversion Rate in effect immediately before the Close of Business on the 10th Trading Day immediately following, and including, the effective date of the Spin-Off shall be increased based on the following formula:

where

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the 10th Trading Day immediately following, and including, the effective date of the Spin-Off;

CR’	=	the new Conversion Rate in effect from and after the Close of Business on the 10th Trading Day immediately following, and including, the effective date of the Spin-Off;

FMV	=

the average of the Closing Prices of the Capital Stock or similar equity interest distributed to holders of Common Stock applicable to one share of Common Stock over the 10 consecutive Trading Day period immediately following, and including, the effective date of the Spin-Off; and

MP0	=	the average Closing Price of the Common Stock over the 10 consecutive Trading Day period calculated immediately following, and including, the effective date of the Spin-Off.

Such adjustment shall occur on the 10th Trading Day immediately following, and including, the effective date of the Spin-Off.

For purposes of this Section 8(c), Section 8(a) and Section 8(b) hereof, any dividend or distribution to which this Section 8(c) is applicable that also includes shares of Common Stock, or rights or warrants to subscribe for or purchase shares of Common Stock to which Section 8(a) or 8(b) hereof applies (or both), shall be deemed instead to be (1) a dividend or distribution of the evidences of indebtedness, assets or shares of Capital Stock other than such shares of Common Stock or rights or warrants to which Section 8(a) or 8(b) hereof applies (and any Conversion Rate adjustment required by this Section 8(c) with respect to such dividend or distribution shall then be made) immediately followed by (2) a dividend or distribution of such shares of Common Stock or such options, rights or warrants to which Section 8(a) or 8(b) hereof applies (and any further Conversion Rate adjustment required by Section 8(a) and 8(b) hereof with respect to such dividend or distribution shall then be made), except (A) the Close of Business on the Record Date of such dividend or distribution shall be substituted for “the Close of Business on the Record Date,” “the Close of Business on the Record Date or the Close of Business on the effective date,” “after the Close of Business on the Record Date for such dividend or distribution or the Close of Business on the effective date of such share split or share combination” and “the Close of Business on the Record Date for such distribution” within the meaning of Section 8(a) and Section 8(b) hereof and (B) any shares of Common Stock included in such dividend or distribution shall not be deemed “outstanding immediately prior to the Close of Business on the Record Date or the Close of Business on the effective date” within the meaning of Section 8(a) hereof.

If the Company shall, at any time or from time to time while any of the Series A Preferred Stock is outstanding, distribute options, rights or warrants to all or substantially all holders of Common Stock entitling the holders thereof to subscribe for, purchase or convert into shares of Capital Stock (either initially or under certain circumstances), which options, rights or warrants, until the occurrence of a specified event or events (“Trigger Event”):  (x) are deemed to be transferred with such shares of Common Stock; (y) are not exercisable; and (z) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this Section 8(c), (and no adjustment to the Conversion Rate under this Section 8(c) shall be required) until the occurrence of the earliest Trigger Event and a distribution or deemed distribution under the terms of such options, rights or warrants at which time an appropriate adjustment (if any is required) to the Conversion Rate shall be made in the same manner as provided for under this Section 8(c).  If any such options, rights or warrants are subject to events, upon the occurrence of which such options, rights or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Record Date with respect to new options, rights or warrants for purposes of this Section 8(c) (and a termination or expiration of the existing rights or warrants without exercise by any of the holders thereof).  In addition, in the event of any distribution (or deemed distribution) of options, rights or warrants (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 8(c) was made, (1) in the case of any such options, rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a distribution under this Section 8(c), equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such options, rights or warrants (assuming such holder had retained such options, rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such options, rights or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such options, rights or warrants had not been issued.

(d)                                  If the Company or any of its Subsidiaries makes a payment of cash or other consideration in respect of a tender offer or exchange offer for all or any portion of the Common Stock, where such cash and the value of any such other consideration included in the payment per share of Common Stock validly tendered or exchanged exceeds the Closing Price of the Common Stock on the Trading Day next succeeding the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), the Conversion Rate shall be increased based on the following formula:

Where

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the Expiration Date;

CR’	=	the new Conversion Rate in effect immediately after the Close of Business on the Expiration Date;

AC	=	the aggregate value of all cash and any other consideration (as determined in good faith by the Board of Directors) paid or payable for shares purchased in such tender or exchange offer;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires;

OS’	=	the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer); and

SP’	=	the average Closing Price of the Common Stock over the ten consecutive Trading Days ending on the Trading Day succeeding the Expiration Date.

If the Company or any Subsidiary is obligated to purchase shares of Common Stock pursuant to any such tender or exchange offer, but the Company or such Subsidiary is permanently prevented by applicable law from effecting any such purchases or all or any portion of such purchases are rescinded, then the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made or had only been made in respect of the purchases that were effected.

(e)                                  If the Company, at any time or from time to time while any of the Series A Preferred Stock is outstanding, shall issue shares of Common Stock for a consideration per share less than the Current Market Price on the date the Company fixes the offering price of such additional shares, the Conversion Rate shall be increased based on the following formula:

Where:

CR0	=	the Conversion Rate in effect immediately prior to the issuance of such additional shares of Common Stock;

CR’	=	the new Conversion Rate in effect immediately after the issuance of such additional shares of Common Stock;

AC	=	the aggregate consideration paid or payable for such additional shares of Common Stock;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock;

OS’	=	the number of shares of Common Stock outstanding immediately after the issuance of such additional shares of Common Stock; and

SP’	=	the Closing Price of the Common Stock on the date of issuance of such additional shares of Common Stock.

The adjustment shall become effective immediately after such issuance.

This Section 8(e) does not apply to: (a) the conversion of the Series A Preferred Stock; (b) rights, options, warrants or other distributions referred to in Sections 8(a) and 8(c); and (c) Excluded Issuances.

(f)                                    Notwithstanding the foregoing provisions of this Section 8, in no event will any adjustment pursuant to Section 8(c) (to the extent that the adjustment is the result of a dividend or distribution paid exclusively in cash), Section 8(d) or Section 8(e) increase the Conversion Rate to in excess of 93.1966.

Section 9.                                          Exchange.

(a)                                  Exchange at the Option of the Company.  If all accrued and unpaid dividends in respect of each Dividend Period, including the latest completed Dividend Period, on all outstanding shares of the Series A Preferred Stock shall have been declared and paid in full in cash on the Dividend Payment Date on which such dividend was first payable and subject to the provisions of this Section 9, the Series A Preferred Stock shall be exchangeable, in whole and not in part, at the option of the Company, at any time, for cash-pay 8.00% Convertible Subordinated Notes (the “Exchange Notes”) in such form and substance as is approved by the Board of Directors and the holders of a majority of the outstanding shares of the Series A Preferred Stock (it being understood that the economic terms of the Series A Preferred Stock shall be replicated in the terms of the Exchange Notes to the extent practicable and that such Exchange Notes shall include no maintenance or incurrence covenants and market-standard events of default).  In addition, the entry into the new registration rights agreement provided for in Section 7 of the Registration Rights Agreement, dated as of the Original Issue Date, between the Company and the initial holders of the Series A Preferred Stock shall be a condition to the exchange of the Series A Preferred Stock for the Exchange Notes.  The holders of the outstanding shares of Series A Preferred Stock shall be entitled to receive in exchange for each share of Series A Preferred Stock to be exchanged by it Exchange Notes dated as of the date of exchange in a principal amount equal to (a) the Liquidation Preference per share of the Series A Preferred Stock plus (b) an amount per share equal to accrued but unpaid dividends not previously added to the Liquidation Preference on such share of Series A Preferred Stock from and including the immediately preceding Dividend Payment Date to but excluding the date of exchange.  At the time of any exchange hereunder, the rights of the holders of the shares of Series A Preferred Stock as shareholders of the Corporation shall cease with respect to such Series A Preferred Stock, and the persons entitled to receive the Exchange Notes issuable upon exchange shall be treated for all purposes as the registered holders of such Exchange Notes as of the date which coincides with the date of exchange.

(b)                                  Notice of Exchange.  Notice of any exchange of shares of Series A Preferred Stock pursuant to Section 9(a) shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be exchange at their respective last addresses appearing on the books of the Company.  Such mailing shall be at least 30 days and not more than 60 days before the date fixed for exchange.  Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the exchange of any other shares of Series A Preferred Stock.  Each notice of exchange given to a holder shall state: (1) the exchange date; (2) the exchange price; and (3) the place or places where certificates for such shares are to be surrendered for exchange, and include the form of the Exchange Notes and related indenture approved by the Company and the holders of the Series A Preferred Stock.

Section 10.                                   Voting Rights.

(a)                                  General.  The holders of shares of Series A Preferred Stock shall be entitled to vote with the holders of the Common Stock on all matters submitted to a vote of shareholders of the Company, except as otherwise provided herein or by applicable law.  Each holder of shares of Series A Preferred Stock shall be entitled to the number of votes equal to the largest number of whole shares of Common Stock into which all shares of Series A Preferred Stock held of record by such holder could then be converted pursuant to Section 7 (subject to the Conversion Cap) at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is first executed.  The holders of shares of Series A Preferred Stock shall be entitled to notice of any shareholders’ meeting in accordance with the bylaws of the Company.

(b)                                  Election of Directors.

(i)                                    Election.  Effective as of the Original Issue Date and in accordance with Article III, Section 1 of the By-laws, the number of directors constituting the Board of Directors was increased by two persons, from eight persons to ten persons (each such additional director, a “Preferred Director”) and the holders of a majority of the outstanding Series A Preferred Stock, voting as a separate series to the exclusion of the holders of Common Stock, shall be entitled to elect the Preferred Directors; provided, however, that unless otherwise approved by the Company’s Nominating Committee, in order for a person to qualify to serve as a Preferred Director, such person shall be a partner of Leonard Green & Partners, L.P. as of the Original Issuance Date.

(ii)                                Term.  Each Preferred Director shall serve until the next annual meeting of the shareholders of the Company and until his or her successor is elected and qualifies in accordance with this Section 10(b) and the By-laws, unless such Preferred Director is earlier removed in accordance with the By-laws, resigns or is otherwise unable to serve.  In the event any Preferred Director is removed, resigns or is unable to serve as a member of the Board of Directors, the holders of a majority of the outstanding Series A Preferred Stock, voting as a separate series to the exclusion of the holders of Common Stock, shall have the right to fill such vacancy.  Each Preferred Director may only be elected to the Board of Directors by the holders of the Series A Preferred Stock in accordance with this Section 10(b), and each such director’s seat shall otherwise remain vacant.

(iii)                            Removal.  At such time as the Permitted Holders hold shares of Series A Preferred Stock representing 7% or more but less than 10% of the Voting Stock of the Company, the number of Preferred Directors shall, automatically and immediately, without any further action on the part of the shareholders or the Board of Directors, be decreased by one (and the number of directors constituting the Board of Directors shall correspondingly be decreased).  At such time as the Permitted Holders hold shares of Series A Preferred Stock representing less than 7% of the Voting Stock of the Company, the number of Preferred Directors shall, automatically and immediately, without any further action on the part of the Company or the Board of Directors, be decreased to zero (and the number of directors constituting the Board of Directors shall correspondingly be decreased (i.e., an aggregate decrease of two directors)).  Subject to the right of the holders of Series A Preferred Stock to remove the Preferred Directors, no decrease in the number of Preferred Directors shall have the effect of shortening the term of any incumbent Preferred Director.

(iv)                               Non-Limitation of Voting Rights.  For the avoidance of doubt, the right of the Series A Preferred Stock to vote for the election of the Preferred Directors shall be in addition to the right of the Series A Preferred Stock to vote together with the holders of Common Stock for the election of the other members of the Board of Directors of the Company.

(c)                                  Class Voting Rights as to Particular Matters.  So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by the Articles of Incorporation, the vote or consent of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding and entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating any of the actions described in clauses (i) through (v) below.

(i)                                    Dividends, Repurchase and Redemption.

(A)                              The declaration or payment of any dividend or distribution on Common Stock, other Junior Stock or Parity Stock (other than a dividend payable solely in Junior Stock provided such dividend is not treated as a distribution of property for purposes of Section 305 of the Code, the Treasury Regulations promulgated thereunder or any successor provision); or

(B)                                the purchase, redemption or other acquisition for consideration by the Company, directly or indirectly, of any Common Stock, other Junior Stock or Parity Stock or capital stock of any of the Company’s Subsidiaries by the Company, (except as necessary to effect (1) a reclassification of Junior Stock for or into other Junior Stock, (2) a reclassification of Parity Stock for or into other Parity Stock with the same or lesser aggregate liquidation preference, (3) a reclassification of Parity Stock into Junior Stock, (4) the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, (5) the exchange or conversion of one share of Parity Stock for or into another share of Parity Stock with the same or lesser per share liquidation amount or (6) the exchange or conversion of one share of Parity Stock into Junior Stock), provided, that in the case of clause (A) above, solely with respect to the declaration or payment of dividends or distributions on preferred stock issued in compliance with Section 10(c)(iii) below, and clause (B) above, no such vote or consent shall be necessary if (x) all accrued and unpaid dividends in respect of each Dividend Period, including the latest completed Dividend Period, on all outstanding shares of the Series A Preferred Stock shall have been declared and paid in full in cash on the Dividend Payment Date on which such dividend was first payable (i.e., no accrued but unpaid dividends shall have been added to the Liquidation Preference pursuant to Section 4(b)) and (y) the next dividend payable on the outstanding shares of Series A Preferred Stock shall be paid in full in cash on the next Dividend Payment Date.

(ii)                                Amendment of Series A Preferred Stock.  Any amendment, alteration or repeal of any provision of the Articles of Incorporation or By-laws so as to adversely affect the relative rights, preferences, privileges or voting powers of the Series A Preferred Stock.

(iii)                            Prohibition on Certain Securities.

(A)                              The issuance or assumption of any preferred stock the terms of which would result in an increase in the Liquidation Preference being treated as a property distribution pursuant to Section 305 of the Code, the Treasury Regulations promulgated thereunder or any successor provision (a “Deemed Distribution”);

(B)                                The incurrence or assumption of any indebtedness (or any other action that would cause the Company to become liable for such indebtedness) that is convertible into or exchangeable for any Capital Stock; or

(C)                                The issuance of any rights, warrants, options or any other instrument that is not Capital Stock but is treated as “stock” for purposes of Section 305 of the Code, that, in the case of such securities, have an adjustment feature or otherwise provide for a change in exercise price or other terms that would result in a Deemed Distribution with respect to any instrument treated as “stock” for purposes of Section 305 of the Code.

(iv)                               Reclassifications.  The authorization of, issuance of, or reclassification into, Parity Stock (including additional shares of the Series A Preferred Stock), Capital Stock that would rank senior to the Series A Preferred Stock or debt securities that are convertible into Capital Stock by their terms.

(v)                                   Certain Transactions.  Any transaction for which an adjustment to the Conversion Rate would not be made in full as a result of the application of Section 8(f).

(d)                                  Changes after Provision for Redemption.  No vote or consent of the holders of Series A Preferred Stock shall be required pursuant to Section 10(c) if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of Series A Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 6 above.

Section 11.                                   Reorganization Events.

(a)                                  In the event of:

(i)                                     any consolidation or merger of the Company with or into another Person or of another Person with or into the Company;

(ii)                                  any sale, transfer, lease or conveyance to another Person of the property of the Company as an entirety or substantially as an entirety; or

(iii)                               any statutory share exchange of the Company with another Person (other than in connection with a merger or acquisition),

in each case in which holders of Common Stock would be entitled to receive cash, securities or other property for their shares of Common Stock (any such event specified in this Section 11(a), a “Reorganization Event”), each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event shall (subject to prior redemption, including pursuant to Section 6(b) or conversion), without the consent of the holder thereof, become convertible into the cash, securities and other property receivable in such Reorganization Event by a holder of Common Stock that was not the counterparty to the Reorganization Event or an affiliate of such other party (such cash, securities and other property, the “Exchange Property”).

(b)                                 In the event that holders of the shares of the Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the “Exchange Property” that holders of the Series A Preferred Stock shall be entitled to receive shall be determined by the holders of a majority of the outstanding shares of Series A Preferred Stock.  The number of units of Exchange Property for each share of Series A Preferred Stock converted following the effective date of such Reorganization Event shall be determined from among the choices made available to the holders of the Common Stock based on the Conversion Rate then in effect on the applicable conversion date, determined as if the references to a “shares of Common Stock” in this Statement of Designations were to “units of Exchange Property,” but without regard to the Conversion Cap.

(c)                                  The above provisions of this Section 11 shall similarly apply to successive Reorganization Events.  Without limiting the rights of the holders of the Series A Preferred Stock set forth in Section 10(c)(ii) hereof, the Company shall not enter into any agreement that would effectuate a Reorganization Event that does not provide that the Series A Preferred Stock shall be outstanding as a class of preferred stock of the surviving company after giving effect to any such Reorganization Event (but, in any event, convertible into Exchange Property in the manner described in this Section 11).

(d)            The Company (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the holders of the Series A Preferred Stock of the occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property.  Failure to deliver such notice shall not affect the operation of this Section 11 or the validity of any Reorganization Event.

Section 12.                                   Record Holders.  To the fullest extent permitted by applicable law, the Company may deem and treat the record holder of any share of the Series A Preferred Stock as the true and lawful owner thereof for all purposes, and the Company shall not be affected by any notice to the contrary.

Section 13.                                   Notices.

(a)                                  General.  All notices or communications in respect of the Series A Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Statement of Designations, in the Articles of Incorporation or By-laws or by applicable law or regulation.  Notwithstanding the foregoing, if the Series A Preferred Stock is issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of the Series A Preferred Stock in any manner permitted by such facility.

(b)                                  Notice of Certain Events.  The Company shall provide reasonable prior written notice to each holder of the Series A Preferred Stock of any anticipated event that is reasonably likely to result in (i) a Fundamental Change, (ii) a Reorganization Event and (iii) an event the occurrence of which would result in an adjustment to the Conversion Rate.

Section 14.                                   Replacement Certificates.  The Company shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Company.  The Company shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Company of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Company.

Section 15.                                   Other Rights.  The shares of Series A Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of Incorporation or as provided by applicable law and regulation.

ARTICLE THREE

The above amendment has been approved in the manner required by the Texas Business Corporation Act and the Company’s constituent documents.

IN WITNESS WHEREOF, WHOLE FOODS MARKET, INC.  has caused this Certificate of Amendment to be signed by Roberta Lang, its Secretary, this 12th day of April, 2009.

WHOLE FOODS MARKET, INC.

By	/s/ Roberta Lang